AGREEMENT

          This agreement is between Robert F. Flaherty, Diana Lee Flaherty, hereafter ("Flaherty") and Phoenix Metals U.S.A. II, Inc. hereafter ("PMTU").

          Whereas Flaherty owns the rights to certain equipment used in the processing of head ores into precious and valuable metals and whereas PMTU has use of such equipment it is for both parties interests to enter into this agreement.

          One such piece of equipment is entitled the "Rotary Collider Mill", US patent number 5,368,243, issue date 11, 29, 1994. The inventor of this machine is James J. Gold from whom Flaherty purchased said rights.

          Flaherty hereby grants the non-exclusive rights to PMTU to build such equipment for its own use.

          There is also a "Separator" device built for use with the aforementioned equipment.

          PMTU agrees to pay a royalty on the gross value of the equipment and employ Mr. Gold as a consultant subject to a proper consulting agreement.

          For and in consideration of ten dollars and no cents, and for other valuable consideration, Flaherty hereby assigns said use of said rights.

/s/ P. Basil Lambros ---------------------------------------------------------- Phoenix Metals U.S.A. II, Inc. P. Basil Lambros, President
/s/ Robert F. Flaherty ------------------------------------------------ Robert F. Flaherty	/s/ Diana Lee Flaherty ---------------------------------------------------------- Diana Lee Flaherty